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                                                     Exhibit 4.17

          SECOND AMENDMENT TO THE AMENDED AND RESTATED
                 RECEIVABLES PURCHASE AGREEMENT

     THIS SECOND AMENDMENT (this "Amendment") to the Amended  and

Restated  Receivables Purchase Agreement (the "Agreement")  dated as  of  May 30, 1996, by and among SRI Receivables Purchase  Co.,

Inc.,   a   Delaware  corporation  (the  "Purchaser")   and   the

Originators  parties  thereto  (the  "Originator")  is  made  and entered  into  as of November 9, 1999 by and among the  Purchaser and the Originator.

     WHEREAS, Specialty Retailers, Inc. desires to refinance  the

SRI Receivables Master Trust;

     WHEREAS,  Specialty  Retailers, Inc.  (as  "Servicer"),  the

Purchaser  and  Bankers  Trust  (Delaware)  (as  "Trustee")  have amended and restated the Pooling and Servicing Agreement and have executed  the  Series  1999-1  Supplement  to  such  Pooling  and

Servicing Agreement as of the date hereof;

     WHEREAS,  the Originator and the Purchaser desire  to  bring certain  provisions of the Agreement into conformity with certain provisions  of the Pooling and Servicing Agreement, by  modifying and  amending certain terms of the Agreement pursuant to  Section

8.01  thereof and in accordance with Section 13.1 of the  Pooling and Servicing Agreement in the manner more particularly described herein below;

     NOW,  THEREFORE,  for good and valuable  consideration,  the receipt and sufficiency of which are hereby acknowledged:

     The Originator and the Purchaser hereby agree as follows:

     1.    Defined Terms.  Capitalized terms used herein but  not

otherwise  defined  shall  have the meanings  set  forth  in  the

Agreement, as amended by this Amendment.



     2.    Eligible Receivable.  Clause (c) of the definition  of

Eligible  Receivable  shall be amended and restated  to  read  as follows:

          (c) it is, at the time of its transfer to the Purchaser, the legal, valid and binding obligation of a Person or is guaranteed by a Person who (i) is living,
     (ii) is not a minor under the laws of his/her state of residence and (iii) is competent to enter into a contract and incur debt (or with respect to obligations from Persons who do not qualify under clauses (ii) or (iii), is so guaranteed by a Person who qualifies under clauses (i), (ii) and (iii)); provided, however that no more than 6.00% of all Eligible Receivables shall be from Obligors which are non-U.S. Persons, unless the Rating Agency provides its written consent to an increase in such percentage;


     3.    Receivable.   The  definition of Receivable  shall  be

amended and restated to read as follows:

          "Receivable" means, with respect to any Obligor, any account, chattel paper or general intangible representing the indebtedness of such Obligor under a Charge Account Agreement arising in an Account from a sale of merchandise, insurance or services, or from a cash advance, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto. Each Receivable includes, without limitation, all rights of the Originator under the applicable Charge Account Agreement. Each increase in the Outstanding Balance of any Receivable (other than any such increase resulting from the accrual of interest or finance charges or other fees with respect to such Receivable) shall, for purposes of Article II, constitute a separate Principal Receivable.

     4.    Recoveries.   The  definition of Recoveries  shall  be

amended and restated to read as follows:

          "Recoveries," shall mean, with respect to any period, an amount (which shall not be less than zero) equal to the product of (i) any amounts received during such period ("Defaulted Receivable Receipts") with respect to Receivables in Accounts which previously became Defaulted Accounts and (ii) the fraction resulting from (A) one minus
     (B) a fraction, the numerator of which is the cumulative aggregate Defaulted Receivable Repurchase Amount paid by the Originators during the preceding six full Monthly Periods pursuant to Section 2.04(c), and the denominator of which is the total principal amount of Receivables which become Defaulted Receivables during such six Monthly Periods.

     5.                                                List    of

                                                       Originator

                                                       s.     The

                                                       List    of

                                                       Originator

                                                       s       on

                                                       Schedule I

                                                       of     the

                                                       Agreement

                                                       shall   be

                                                       amended

                                                       and

                                                       restated

                                                       to replace

                                                       "Palais

                                                       Royal,

                                                       Inc." with

                                                       "Specialty

                                                       Retailers,

                                                       Inc."

     6.     Effectiveness  of  Amendments.   The  parties  hereto

expressly acknowledge that the effectiveness of this Amendment is conditioned  upon the receipt of written confirmation  from  each

Rating  Agency  to  the effect that the original  rating  of  any

Series  or  any  class  of  any Series will  not  be  reduced  or withdrawn  as  a result of this Amendment.  Upon receipt  by  the

Trustee  of  such written confirmation, this Amendment  shall  be deemed  effective  on the date hereof.  Except as  expressly  set forth  above, all terms of the Agreement shall be and  remain  in full  force and effect and shall constitute the legal, valid  and

binding  and enforceable obligations of the parties thereto.   To

the  extent  any  terms  and conditions in  the  Agreement  shall contradict  or  be  in  conflict  with  any  provisions  of  this

Amendment, the provisions of this Amendment shall govern.

     7.    Governing Law.  THIS AMENDMENT AND THE AGREEMENT SHALL

BE  GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE  OF  NEW  YORK, WITHOUT REFERENCE TO ITS  CONFLICT  OF  LAW

PROVISIONS,  AND  THE  OBLIGATIONS, RIGHTS AND  REMEDIES  OF  THE

PARTIES   HEREUNDER  AND  THEREUNDER  SHALL  BE   DETERMINED   IN

ACCORDANCE WITH SUCH LAWS.

     8.    Counterparts.   This  Amendment  may  be  executed  in

separate counterparts each of which shall be an original and  all of  which  taken  together  shall constitute  one  and  the  same agreement.

     IN  WITNESS WHEREOF,  the parties thereto have executed this

Second Amendment as of November 9, 1999.

                              SPECIALTY     RETAILERS,      INC.,
Originator


                              By:  /s/ James A. Marcum_________
                              Its: Chief Financial Officer


                              By:  /s/ Charles M. Sledge_________
                              Its: Treasurer



                              SRI RECEIVABLES PURCHASE CO., INC.,
Purchaser

                              By:  /s/ James A. Marcum__________
                              Its: Chief Financial Officer